Exhibit 99.2

CDW Declares Cash Dividend of $0.21 Per Share

Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., May 02, 2018 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW) today announced that its Board of Directors has declared a quarterly cash dividend of $0.21 per common share to be paid on June 11, 2018 to all stockholders of record as of the close of business on May 25, 2018.  This represents a 31 percent increase over last year’s dividend.  Future dividends will be subject to Board of Director approval.

“Annual dividend increases are an important part of our capital allocation strategy, along with maintaining our leverage ratio, making strategic acquisitions and share repurchases," said Collin B. Kebo, Senior Vice President & Chief Financial Officer, CDW. “Since our IPO in June 2013, our dividend has increased nearly five-fold and we have returned more than $1.5 billion to shareholders through share repurchases and dividends. We intend to continue to execute against our capital allocation priorities with the enhanced free cash flow from tax reform.”

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, the United Kingdom and Canada. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 8,700 coworkers. For the trailing twelve months ended March 31, 2018, the company generated net sales of over $15 billion. For more information about CDW, please visit www.CDW.com.

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Sari Macrie, CFA
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847-968-0238
investorrelations@cdw.com

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847-419-7411
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